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EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                   Eli Lilly and Company and Subsidiaries



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                                                                    Three Months Ended
                                                                        March 31,
                                                             --------------------------------
                                                                 1998               1997
                                                                 ----               ----
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BASIC:

Net income ...............................................   $   521.1            $   432.6

Preferred stock dividends ................................         (.6)                 (.6)
                                                             ---------            ---------

Adjusted net income ......................................       520.5                432.0

Average number of common shares outstanding ..............     1,101.1              1,098.9

Contingently issuable shares .............................         1.2                  1.7
                                                             ---------            ---------

Adjusted average shares ..................................     1,102.3              1,100.6
                                                             ---------            ---------
                                                             ---------            ---------


Basic earnings per share .................................   $     .47            $     .39
                                                             ---------            ---------
                                                             ---------            ---------


DILUTED:

Net income ...............................................   $   521.1            $   432.6

Preferred stock dividends ................................         (.6)                 (.6)
                                                             ---------            ---------

Adjusted net income ......................................       520.5                432.0

Average number of common shares outstanding ..............     1,101.1              1,098.9

Incremental shares - stock options and

   contingently issuable shares ..........................        29.5                 26.6
                                                             ---------            ---------

Adjusted average shares ..................................     1,130.6              1,125.5
                                                             ---------            ---------
                                                             ---------            ---------


Diluted earnings per share ...............................   $     .46            $     .38
                                                             ---------            ---------
                                                             ---------            ---------
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Dollars in millions except per share data. Shares in millions.




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